UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Registration No. 333-174949

PEOPLESTRING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7389
(Primary Standard Industrial Classification Code Number)

90-0436540
(I.R.S. Employer Identification No.)

157 Broad Street, Suite 109 Red Bank, NJ 07701 Fax: (732) 741-2842
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Darin M. Myman 157 Broad Street, Suite 109 Red Bank, NJ 07701 Fax: (732) 741-2842
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Gregg E. Jaclin, Esq. Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, NJ 07726 Tel. No.: (732) 409-1212 Fax No.: (732) 577-1188

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

 Explanatory Note

PeopleString Corporation (the “Company”) is filing this Pre-Effective Amendment No. 3 to registration statement on Form S-1/A solely to include an updated legal opinion, filed herewith as Exhibit 5.1, regarding the common shares being registered in the offering. All other parts of the registration statement remain unchanged. The contents of the Company’s registration statement no. 333-174949, including all amendments, are hereby incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

Expenses (1)
SEC registration fee	$485.29
Accounting fees and expenses	4,000.00
Legal fees and expenses	75,000.00
Blue Sky fees and expenses	950.00
Transfer Agent, Registrar expenses and printing and engraving expenses	2,500.00
Miscellaneous expenses	2,000.00
TOTAL	$84,935.29

(1)     All amounts are estimates, other than the Security and Exchange Commission's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.       Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.      Recent Sales of Unregistered Securities.

Private Placement Offering

On May 23, 2011, pursuant to the Securities Purchase Agreements, we issued to the Investors Purchased Shares of 2,400,000 shares of our common stock and Warrants Shares underlying the Warrants exercisable into 4,800,000 shares of our common stock for total subscription proceeds of $1,200,000.

Pursuant to the terms of the Engagement Agreement, the Company also issued to the Placement Agent at the Closing Date warrants to purchase the number of shares of common stock of the Company equal to 7% of the aggregate number of Purchased Shares, which shall have the same terms, including exercise price and registration rights, as the Warrants issued to Investors in the Offering.

Issuance of securities to the Investors and the Placement Agent were not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each Investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

In addition, since our inception in January 2, 2009, the Registrant has issued the following shares of common stock, with the associated cash received, aggregate offering price, and exemption relied upon for each sale of unregistered securities:

Date	Name	Common Shares	Cash Received	Aggregate Offering Price per Share	Exemption Relied On
1/2/2009	BigString Corporation	10,000,000	$500	$0.0001	4(2)
4/2/2009	Darin M. Myman	2,500,000	125	0.0001	4(2)
4/2/2009	Robert S. DeMeulemeester	2,500,000	125	0.0001	4(2)
4/2/2009	Adam M. Kotkin	2,500,000	125	0.0001	4(2)
4/2/2009	Peter Shelus	800,000	40	0.0001	4(2)
4/2/2009	Craig Myman	800,000	-		4(2)
4/2/2009	Marc Dutton	400,000	-		4(2)
4/2/2009	Jeffrey Kay	200,000	-		4(2)
4/2/2009	Randi Karmin	50,000	-		4(2)
4/15/2009	Robb Knie	3,000,000	3,000	.0010	4(2)
6/15/2009	Barry Honig	2,950,000	77,854	0.0264	506 Reg D
6/15/2009	Alan S. Honig	610,000	16,099	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Cameron Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Harrison Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Jacob Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Alan S. Honig Custodian for Ryan Honig UTMA F/L	423,015	11,164	0.0264	506 Reg D
6/15/2009	Jonathan Honig	431,630	11,391	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Cameron Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Harrison Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Jacob Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Alan S. Honig Custodian for Ryan Honig UTMA F/L	161,985	4,275	0.0264	506 Reg D
7/2/2009	Jonathan Honig	568,370	15,000	0.0264	506 Reg D
7/13/2009	Kim & Matthew Barra	200,000	10,000	0.0500	506 Reg D
7/13/2009	Sara & Patrick Vertucci	100,000	5,000	0.0500	506 Reg D
7/13/2009	Revolutionary Asset Mgmt, LLC	100,000	5,000	0.0500	506 Reg D
7/13/2009	Milton & Olga Cohen	70,000	3,500	0.0500	506 Reg D
8/15/2009	Bruce Van Heel (1)	1,000,000	-		4(2)
8/15/2009	Barbara R. Mittman (2)	300,000	-		4(2)
10/19/2009	Joseph A. Noel	560,000	70,000	0.1250	506 Reg D
10/19/2009	Sheena Kong	560,000	70,000	0.1250	506 Reg D
10/19/2009	Frank D'Agostino	400,000	50,000	0.1250	506 Reg D
10/19/2009	Robert S. Coleman Trust	400,000	50,000	0.1250	506 Reg D
10/19/2009	Michael Brauser	400,000	50,000	0.1250	506 Reg D
10/19/2009	Katherine Noel Zuniga	160,000	20,000	0.1250	506 Reg D

All of the above offerings and sales were made pursuant to Section 3(b), 4(2) and/or rule 506 of Regulation D of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company and/or its executive officers or directors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. No underwriting discounts or commissions were paid in connection with the sale of such securities.

(1)  PeopleString issued 1,000,000 shares of its common stock, valued at $0.05 per share, for a total value of $50,000, to Bruce Van Heel in lieu of sales and marketing services.

(2)  PeopleString issued 300,000 shares of its common stock, valued at $0.05 per share, for a total value of $15,000, to Barbara R. Mittman in lieu of legal fees.

Item 16.      Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1filed on November 23, 2009].
3.2	Amended and Restated Bylaws [incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1filed on November 23, 2009].
5.1	Opinion of Anslow & Jaclin*
10.1
Securities Purchase Agreement between Peoplestring Corporation and various investors, dated May 18, 2011 [incorporated by reference to Exhibit 10.1  to the Company’s Current Report on Form 8-K filed on May 24, 2011].

10.2	Form of Series A Warrant dated May 18, 2011 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 24, 2011].
10.3	Form of Series B Warrant dated May 18, 2011 [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 24, 2011].
10.4	Form of Series C Warrant dated May 18, 2011 [incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 24, 2011].
10.5
Registration Rights Agreement between Peoplestring Corporation and various investors dated May 18, 2011 [incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 24, 2011].

10.6
Engagement Letter signed by Peoplestring Corporation and Rodman & Renshaw, dated May 5, 2011 [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 24, 2011].

10.7	2009 Equity Incentive Plan [incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 12, 2010].
10.8
Registration Rights Agreement dated March 16, 2011 between Cougar Trading, LLC and PeopleString Corporation [incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1/A filed on August 31,2011]

23.1	Consent of Madsen & Associates CPA’s, Inc., Certified Public Accountants [incorporated by reference to Exhibit 23.1 to the Company’s Registration Statement on Form S-1/A filed on August 31,2011]
23.2	Opinion of Anslow & Jaclin [incorporated by reference to Exhibit 5.1 herewith].

•	Filed herewith.

Item 17.     Undertakings

The Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	i.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 14, 2011.

 PEOPLESTRING CORPORATION

By: /s/ Darin M. Myman
Darin M. Myman President and Chief Executive Officer and Director

By: /s/ Robert S. DeMeulemeester
Robert S. DeMeulemeester Executive Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Darin M. Myman
Darin M. Myman President and Chief Executive Officer and Director

By: /s/ Robert S. DeMeulemeester
Robert S. DeMeulemeester Executive Vice President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director
By: /s/ Adam Kotkin
Adam Kotkin Chief Operating Officer and Director

Date: September 14, 2011